Exhibit 10.7

FORM OF

TAX MATTERS AGREEMENT

by and among

THE BLACKSTONE GROUP L.P.,

BLACKSTONE HOLDINGS I/II GP INC.,

PJT PARTNERS INC.,

PJT PARTNERS HOLDINGS LP,

STONECO IV CORPORATION,

            ,

PJT CAPITAL LP,

PJT MANAGEMENT, LLC

and

the Seller Parties (as defined herein)

Dated as of                     , 2015

		Page
SECTION 5.11.	Third Party Beneficiaries	17
SECTION 5.12.	Title and Headings	17
SECTION 5.13.	Exhibits	17
SECTION 5.14.	Governing Law	17
SECTION 5.15.	Severability	17
SECTION 5.16.	Force Majeure	17
SECTION 5.17.	Interpretation	18
SECTION 5.18.	No Duplication; No Double Recovery	18

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is dated as of                     , 2015, by and among THE BLACKSTONE GROUP L.P., a Delaware limited partnership (“BX”), BLACKSTONE HOLDINGS I/II GP INC., a Delaware corporation (“Holdings I/II GP”), PJT PARTNERS INC., a Delaware corporation (“Carbon HoldCo”), PJT PARTNERS HOLDINGS LP, a Delaware limited partnership (“Carbon LP”), STONECO IV CORPORATION, a Delaware corporation (“StoneCo IV”),             , a Delaware corporation (“Little SpinCo”), PJT CAPITAL LP, a Delaware limited partnership (“PJTC”), (vi) PJT MANAGEMENT, LLC, a Delaware limited liability company and the general partner of PJTC (“PJTM”) and (vii) the Persons identified as Seller Parties on the signature pages hereto (the “Seller Parties”) (each a “Party” and collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, BX, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the Carbon Business;

WHEREAS, the Board of Directors of BX (the “Board”) has determined that it is appropriate, desirable and in the best interests of BX and its unitholders to separate the Carbon Business from BX and to divest the Carbon Business in the manner contemplated by the Separation Agreement and the Transaction Agreement, dated as of October 9, 2014 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”), among BX, Blackstone Holdings, Original Carbon GP, Carbon LP, PJTC, PJTM and the Founder;

WHEREAS, in order to effect the Separation, the Board has determined that it is appropriate, desirable and in the best interests of BX and its unitholders (i) to enter into a series of transactions whereby Carbon HoldCo and/or one or more members of the Carbon Group will, collectively, own all of the Carbon Assets and, where appropriate, assume (or retain) all of the Carbon Liabilities and (ii) for BX to distribute to the holders of BX Common Units on a pro rata basis (without consideration being paid by such unitholders) all of the Carbon Class A Shares held by BX upon the consummation of the Carbon Reorganization;

WHEREAS, it is the intention of the Parties that the Distributions and the Merger qualify for the Intended Tax-Free Treatment; and

WHEREAS, as a result of the Acquisition, the Separation, the Distributions and the Merger, the Parties desire to enter into this Tax Matters Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes (including Taxes with respect to the Distributions, the Merger and related transactions as contemplated in the Separation Agreement and the other Ancillary Agreements), entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies.

NOW, THEREFORE, in consideration of the forgoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1. General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” is defined in the Separation Agreement.

“Agreement” is defined in the preamble hereof.

“Ancillary Agreements” is defined in the Separation Agreement.

“Acquisition” means the acquisition of the Acquired Interests by Acquirer, as defined in and contemplated by the Transaction Agreement.

“Big Spin” means the distribution of the stock of Carbon HoldCo by Holdings I/II GP to BX.

“Blackstone Group” is defined in the Separation Agreement.

“Blackstone Holdings” is defined in the Separation Agreement.

“Board” is defined in the recitals hereof.

“Breaching Party” is defined in Section 4.2.

“Business” is defined in the Separation Agreement.

“Business Day” is defined in the Separation Agreement.

“BX” is defined in the preamble hereof.

“BX Common Units” is defined in the Separation Agreement.

“BX Subsidiary” means any Subsidiary of BX other than a Carbon Party.

“Capped Percentage” means 48%.

“Carbon HoldCo” is defined in the preamble hereof.

“Carbon Assets” is defined in the Separation Agreement.

“Carbon Business” is defined in the Separation Agreement.

“Carbon Class A Shares” is defined in the Separation Agreement.

“Carbon Class B Shares” shall mean the shares of Class B common stock of Carbon HoldCo, par value $0.01 per share.

“Carbon Group” is defined in the Separation Agreement.

“Carbon Liabilities” is defined in the Separation Agreement.

“Carbon LP” is defined in the preamble hereof.

“Carbon Party” means Carbon HoldCo, any Carbon Subsidiary, Little SpinCo, and any Little SpinCo Subsidiary, as applicable.

“Carbon Reorganization” is defined in the Separation Agreement.

“Carbon Subsidiary” means any Subsidiary of Carbon HoldCo.

“Closing of the Books Method” means the apportionment of items between portions of a taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the end of the taxable period).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consents” is defined in the Separation Agreement.

“Consolidated Tax Return” means any Tax Return filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group Tax Return filed under state, local or foreign Tax law with respect to which BX or a BX Subsidiary is the parent entity and that includes any Carbon Party.

“Conversion or Exchange Event” is defined in Section 4.1(c).

“Default Interest Rate” is defined in the Separation Agreement.

“Distributing Corporation” or “Distributing Corporations” means Holdings I/II GP and/or StoneCo IV, individually or collectively, as applicable.

“Distribution” or “Distributions” means the Big Spin and the Little Spin, individually or collectively, as applicable.

“Distribution Date” means the day on which the Distributions and the Separation are effected.

“Effective Time” is defined in the Separation Agreement.

“Employee Matters Agreement” is defined in the Separation Agreement.

“Exchange Agreement” is defined in the Separation Agreement.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition.

“Force Majeure” is defined in the Separation Agreement.

“Founder” means Mr. Paul J. Taubman.

“Framework Agreement” is defined in the Separation Agreement.

“Group” is defined in the Separation Agreement.

“Holdings I/II GP” is defined in the preamble hereof.

“Income Tax” means any income, franchise or similar Taxes imposed on (or measured by) net income or net profits.

“Income Tax Returns” means all Tax Returns relating to Income Taxes.

“Intended Tax-Free Treatment” means (i) that the contributions of certain assets and liabilities relating to the Carbon Business to Big SpinCo and Little SpinCo by the applicable Distributing Corporation qualify as reorganizations within the meaning of Section 368(a)(1)(D) of the Code and that no gain or loss be recognized under Section 361 of the Code with respect to such contributions, (ii) that the Big Spin and the Little Spin qualify as tax-free distributions under Sections 355 and 361 of the Code and that no gain or loss be recognized under Section 355 of the Code with respect to such distributions and (iii) that the Merger qualifies as a reorganization pursuant to Section 368(a) of the Code.

“IRS” means the United States Internal Revenue Service.

“Little Spin” means the distribution of the stock of Little SpinCo by StoneCo IV, to Blackstone Holdings III L.P., a Delaware limited partnership.

“Little SpinCo” is defined in the preamble hereof.

“Little SpinCo Subsidiary” means any Subsidiary of Little SpinCo.

“Losses” has the meaning ascribed to the term “Indemnifiable Losses” in the Separation Agreement.

“Measurement Percentage” is defined in Section 4.1(c).

“Merger” means the merger of Little SpinCo with and into Carbon HoldCo, with Carbon HoldCo surviving.

“Non-Breaching Party” is defined in Section 4.2.

“Opinion” means the opinion delivered by Simpson Thacher & Bartlett LLP pursuant to Section 7.1 of the Separation Agreement.

“Original Carbon GP” is defined in the Separation Agreement.

“Party” is defined in the preamble hereof.

“Payment Period” is defined in Section 2.4(d).

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“PJTC” is defined in the preamble hereof.

“PJT Entity” means PJTM, PJTC and any of their respective Subsidiaries.

“PJTM” is defined in the preamble hereof.

“Proceeding” means any audit, examination or other proceeding involving any Taxing Authority with respect to Taxes.

“Prohibited Acts” is defined in Section 4.1(a).

“Pro-Rated Method” means the apportionment of items between portions of a Straddle Period based on the number of days in the portion of such Straddle Period ending on the Distribution Date in comparison to the number of days in the portion of such Straddle Period beginning after the Distribution Date (i.e., without regard to when any items are realized within such taxable period).

“Reorganization Taxes” means Taxes that are (i) imposed or incurred as a result of either Distribution failing to qualify for the Intended Tax-Free Treatment and (ii) imposed on Carbon HoldCo or Little SpinCo as a result of the Merger failing to qualify for the Intended Tax-Free Treatment.

“Replacement Award” is defined in the Employee Matters Agreement.

“Restricted Period” means the two-year period commencing on the Distribution Date.

“Retention Award” is defined in the Employee Matters Agreement.

“Ruling” means the letter ruling, if any, issued by the IRS in response to the ruling request submitted by Holdings I/II GP and StoneCo IV on March 24, 2015 (as supplemented) regarding certain aspects of the Big Spin and the Little Spin for U.S. federal income tax purposes.

“Section 355(e) Calculations” means the illustrative calculations set forth in Exhibit A.

“Seller Parties” is defined in the preamble hereof.

“Separation” is defined in the Separation Agreement.

“Separation Agreement” means the Separation and Distribution Agreement, dated as of , 2015, between BX, Blackstone Holdings, Original Carbon GP, Carbon HoldCo and Carbon LP.

“Starting Percentage” means     % in the case of the Big Spin and     % in the case of the Little Spin, as reflected in the Section 355(e) Calculations.

“StoneCo IV” is defined in the preamble hereof.

“Straddle Period” is defined in Section 2.1(a).

“Stub Taxable Period” is defined in Section 3.4(c).

“Subsidiary” is defined in the Separation Agreement.

“Tax” or “Taxes” means (i) all taxes, charges, fees, imposts, levies or other assessments imposed by a Taxing Authority, including all income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever and (ii) any liability for the payment of any amount of the type described in clause (i) above payable by reason of contract or assumption (other than pursuant to a commercial agreement entered into in the ordinary course of business, the primary subject matter of which is not Tax matters) or transferee or successor liability or operation of law or arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto. Whenever the term “Tax” or “Taxes” is used, it shall include penalties, fines, additions to tax and interest thereon.

“Taxing Authority” means any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

“Tax Returns” means all reports, returns, statements, schedules, notices, forms or other documents or information (including any elections, declarations, schedules, estimates, claims for refunds, information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).

“Tax Sharing Agreements” is defined in Section 5.1.

“Transaction Agreement” is defined in the recitals hereof.

SECTION 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, such Agreement. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to any period of days shall be to the relevant number of calendar days unless otherwise specified. All references to dollars or $         shall be references to United States dollars.

ARTICLE II.

ALLOCATION OF TAX LIABILITIES

SECTION 2.1. Payment of Taxes.

(a) Taxes Upon Filing and Adjusted Taxes. The Party responsible for, or responsible for causing, the preparation of a Tax Return pursuant to Sections 3.1 and 3.2 shall pay or cause to be paid to the relevant Taxing Authority all Taxes due or payable in connection with such Tax Return (including any amounts relating to adjustments to such Tax Return) and shall be entitled to any refunds (including, for the avoidance of doubt, any similar credit or offset against Taxes) in connection therewith; provided, however, (i) except as provided in clause (ii) of this sentence, with respect to any Tax Return of a Carbon Party for (a) any taxable period that ends on or before the Distribution Date, BX shall be responsible for, and shall be entitled to any refunds of, Taxes (including any amounts relating to adjustments to such Tax Return) relating to such taxable period and (b) any taxable period that begins on or before and includes but does not end on the Distribution Date (a “Straddle Period”), BX shall be responsible for, and shall be entitled to any refunds of, Taxes (including any amounts relating to adjustments to such Tax Return) relating to the portion of the Straddle Period ending on the Distribution Date and Carbon HoldCo shall be responsible for, and shall be entitled to any refunds of, Taxes (including any amounts relating to adjustments to such Tax Return) relating to the portion of the Straddle Period beginning after the Distribution Date; and (ii) with respect to any Tax Return of a PJT Entity for (x) any taxable period that ends on or before the Distribution Date, the Seller Parties shall be responsible for, and shall be entitled to any refunds of, any Taxes (including any amounts relating to adjustments to such Tax Return) relating to such taxable period and (y) any Straddle Period, the Seller Parties shall be responsible for, and shall be entitled to any refunds of, any Taxes (including any amounts relating to adjustments to such Tax Return) relating to the portion of the Straddle Period ending on the Distribution Date and Carbon HoldCo shall be responsible for, and shall be entitled to any refunds of, any Taxes (including any amounts relating to adjustments to such Tax Return) relating to the portion of the Straddle Period beginning after the Distribution Date. For the purposes of this Section 2.1(a), (i) Taxes imposed on a periodic basis (such as real or personal property Taxes or Taxes that are based upon occupancy) shall be apportioned between the two portions of a Straddle Period in accordance with the Pro-Rated Method and (ii) Taxes not described in clause (i) above (such as Taxes that are based upon or related to income or receipts or Taxes imposed in connection with any sale or other transfer or assignment of property) shall be apportioned between the two portions of a Straddle Period in accordance with the Closing of the Books Method. Notwithstanding anything to the contrary, for purposes of this Section 2.1(a), any Taxes imposed on a Carbon Party accrued on the Distribution Date but after the Separation in respect of transactions that are outside the ordinary course of business shall be allocated to the taxable period beginning after the Distribution Date or the portion of a Straddle Period ending after the Distribution Date, as the case may be.

(b) Reorganization Taxes. Notwithstanding anything in this Section 2.1 to the contrary, and except as provided in Article IV, BX shall be responsible for, and shall be entitled to any refunds of, any Reorganization Taxes.

(c) Income Taxes prior to the Distribution. Notwithstanding anything in this Section 2.1 to the contrary, and except as provided in Article IV, (i) BX shall be responsible for any Income Taxes attributable to allocations of income to it or any BX Subsidiary as a result of any ownership of any Carbon Party or any entity conducting the Carbon Business and (ii) the Seller Parties shall be responsible for any Income Taxes attributable to allocations of income to them as a result of their ownership of any PJT Entity, in each case, for any taxable period that ends on or before the Distribution Date or the portion of any Straddle Period ending on the Distribution Date. Unless prohibited by applicable law, the Parties agree to close the taxable period of each Carbon Party as of the close of business on the Distribution Date. If applicable law does not permit such action, the taxable period of any Carbon Party that is treated as a partnership (or other pass-through entity) shall, for purposes of this Section 2.1(c), be deemed to terminate at the end of the Closing Date.

SECTION 2.2. Indemnity.

(a) Subject to Article IV, BX shall (and shall cause the other members of the Blackstone Group to) indemnify Carbon HoldCo and its Affiliates and the Seller Parties from all liability for Taxes for which BX is responsible pursuant to Section 2.1 and any related Losses.

(b) Subject to Article IV, Carbon HoldCo shall (and shall cause the other members of the Carbon Group to) indemnify BX and its Affiliates (or the applicable Distributing Corporation) and the Seller Parties from all liability for Taxes for which Carbon HoldCo is responsible pursuant to Section 2.1 and any related Losses.

(c) Subject to Article IV, the Seller Parties shall indemnify BX and its Affiliates and Carbon HoldCo and its Affiliates from all liability for Taxes for which the Seller Parties are responsible pursuant to Section 2.1 and any related Losses.

(d) Unless otherwise agreed in writing, the indemnifying Party shall pay to the indemnified Party the amount required to be paid pursuant to Section 2.2(a), (b) or (c) above within thirty (30) days of being notified of the amount due by the indemnified Party. The notice by the indemnified Party requesting such payment shall be accompanied by the calculations and other information used to determine the indemnifying Party’s obligations hereunder. Such payment shall be paid by the indemnifying Party to the indemnified Party by wire transfer of immediately available funds to an account designated by the indemnified Party by written notice to the indemnifying Party prior to the due date of such payment.

SECTION 2.3. Contests.

(a) The right to control the conduct of any Proceeding shall belong to the Party responsible (or whose Affiliate is responsible) under applicable law for the underlying Taxes to which such Proceeding relates; provided, that if the Party not controlling a Proceeding could have an indemnification obligation for an adjustment to Tax resulting from such Proceeding, such Party shall be entitled to participate in (but not control) such Proceeding at its own cost and expense. Notwithstanding anything to the contrary in this Section 2.3(a), (i) BX shall have the right to control the conduct of any Proceeding that relates to a Tax Return of any Carbon Party (other than any PJT Entity) for a taxable period that ends on or before the Distribution Date, (ii) if a Proceeding relates to a Tax Return of any Carbon Party for a Straddle Period, BX and Carbon HoldCo shall have joint control over such Proceeding, and neither BX nor Carbon HoldCo shall settle such Proceeding without the other’s consent, (iii) BX shall have the right to control any Proceeding with respect to a Consolidated Tax Return and (iv) if the right to control the conduct of a Proceeding with respect to any taxable period that ends on or before the Distribution Date, any Straddle Period, or any Stub Taxable Period belongs to Carbon HoldCo or Carbon LP, Carbon HoldCo or Carbon LP shall use reasonable best efforts to defend in such Proceeding any position that relates to the past practices of BX and its Affiliates.

(b) After the Distribution Date, each Party shall promptly notify the other Party in writing upon receipt of written notice of the commencement of any Proceeding or of any demand or claim upon it, which, if determined adversely, would be grounds for indemnification from such other Party under this Agreement; provided that failure to provide notice pursuant to this sentence shall not relieve any Party of its obligations pursuant to this Agreement except to the extent such Party is actually prejudiced as a result thereof. Each Party shall, on a timely basis, keep such other Party informed of all developments in any such Proceeding and provide such other Party with copies of all pleadings, briefs, orders, and other correspondence pertaining thereto.

(c) Subject to the provisions of Section 3.8, BX, Carbon HoldCo and Seller Parties shall (and shall cause their respective Subsidiaries to) reasonably cooperate with one another in a timely manner with respect to any Proceeding or of any demand or claim, which, if determined adversely, would be grounds for indemnification under this Agreement. BX, Carbon HoldCo and Seller Parties agree that such cooperation shall include making available to the other Party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such Proceeding. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 2.3(c) shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.

SECTION 2.4. Treatment of Payments; After Tax Basis.

(a) Unless otherwise required by a Final Determination, this Agreement or as otherwise agreed to between the Parties, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 2.4(c)) by: (i) any Carbon Party to BX or a Distributing Corporation shall be treated for all Tax purposes as a distribution by Carbon HoldCo to the applicable Distributing Corporation with respect to the stock of Carbon HoldCo or Little SpinCo, as applicable, occurring immediately before the relevant Distribution; (ii) BX or a Distributing Corporation to any Carbon Party shall be treated for all Tax purposes as a tax-free contribution by the applicable Distributing Corporation to Carbon HoldCo or Little SpinCo, as applicable, with respect to its stock occurring after Carbon HoldCo or Little SpinCo, as applicable, is directly owned by such Distributing Corporation and immediately before the relevant Distribution; (iii) a Seller Party shall be treated for all Tax purposes as a contribution by such Seller Party to the applicable PJT Entity immediately before the Acquisition; or (iv) any Carbon Party to a Seller Party shall be treated for all Tax purposes as a distribution by the applicable PJT Entity immediately before the Acquisition; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.

(b) To the extent that any liability for Taxes or Losses that is subject to indemnification under this Agreement gives rise to a deduction, credit or other Tax benefit to the indemnified Party or any of its Affiliates, the amount of any payment made under this Agreement shall be decreased by taking into account any actual reduction in Taxes (determined on a with and without basis) of the indemnified Party or any of its Affiliates resulting from such Tax benefit (including as a result of the Merger or any election set forth in Section 4.4). If (i) such actual reduction in Taxes of the indemnified Party or its Affiliate occurs in a taxable period following the period in which the indemnification payment is made or (ii) there is any adjustment to the liability for Taxes for which one Party or any Affiliates is responsible hereunder as a result of the Merger or any Distribution failing to qualify for the Intended Tax-Free Treatment (including as a result of the effectiveness of any election set forth in Section 4.4) and such adjustment gives rise to a deduction, credit or other Tax benefit to the other Party or any of its Affiliates, the indemnified Party (or, in the case of (ii), the other Party) shall on an annual basis pay the indemnifying Party (or, in the case of (ii), the responsible Party) the amount of the actual reduction in Taxes (determined on a with and without basis).

(c) Payments made pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at the Default Interest Rate. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

ARTICLE III.

PREPARATION AND FILING OF TAX RETURNS

SECTION 3.1. BX’s Responsibility for the Preparation and Filing of Tax Returns.

(a) BX shall prepare or cause to be prepared all Consolidated Tax Returns and any Income Tax Returns of any Carbon Party (other than any PJT Entity) for a taxable period ending on or before the Distribution Date.

(b) To the extent any Carbon Party is included in any Consolidated Tax Return of a Distributing Corporation for a taxable period that includes the Distribution Date, such Distributing Corporation shall cause to be included in such Consolidated Tax Return the results of such Carbon Party on the basis of the Closing of the Books Method consistent with Treas. Reg. Section 1.1502-76(b)(2)(i); provided; however; that any items arising from any transactions outside the ordinary course of business that occur on the Distribution Date but after the Separation shall be treated as occurring on the day after the Separation under Treas. Reg. Section 1.1502-76(b)(1)(ii)(2)(B).

SECTION 3.2. Carbon HoldCo’s Responsibility for the Preparation and Filing of Tax Returns. Subject to Sections 3.1(a), 3.3 and 3.4, Carbon HoldCo shall prepare or cause to be prepared all Tax Returns for any taxable period ending on or before the Distribution Date or any Straddle Period that it or any other Carbon Party (other than any PJT Entity) is legally obligated to file after the Distribution Date according to the laws of the relevant taxing jurisdiction and with the appropriate Taxing Authority.

SECTION 3.3. Seller Parties’ Responsibility for the Preparation and Filing of Tax Returns. The Seller Parties shall prepare or cause to be prepared all Tax Returns of the PJT Entities for periods that end on or before the Distribution Date.

SECTION 3.4. Manner of Preparation.

(a) Notwithstanding Section 3.1 of this Agreement, Carbon HoldCo shall have the right to review, comment on and approve (not to be unreasonably withheld, delayed or conditioned) any Tax Returns that any Carbon Party has an obligation to file but are required to be prepared, or required to be caused to be prepared, by BX pursuant to Section 3.1. BX shall, to the extent reasonably practicable, deliver to Carbon HoldCo any such Tax Returns at least thirty (30) days prior to the date on which they are required to be filed, and Carbon HoldCo shall respond with any comments on, or approval of, such Tax Returns as soon as reasonably practicable after receipt. In the event the Parties are unable to agree on any items included in such Tax Return, then a reasonable amount of time prior to the due date for filing such Tax Return, any disputed issues shall be submitted to an independent accounting firm to determine whether there is “substantial authority” (within the meaning of Treas. Reg. Sec. 1.6662-4(d)) to support BX’s position with respect to any disputed items. The independent accounting firm’s determination with respect to such disputed items will be final and binding on the Parties, and any disputed items for which the independent accounting firm determines there is “substantial authority” to support BX’s position shall be reflected on any applicable Tax Return. The cost of the independent accounting firm shall be shared equally by BX and Carbon HoldCo.

(b) Notwithstanding Section 3.2 of this Agreement, BX shall have the right to review, comment on and approve (not to be unreasonably withheld, delayed or conditioned) any Tax Returns required to be prepared, or required to be caused to be prepared, by Carbon HoldCo for any taxable period (or portion thereof) ending on or prior to the Distribution Date. Carbon HoldCo shall, to the extent reasonably practicable, deliver to BX any such Tax Returns at least thirty (30) days prior to the date on which they are required to be filed, and BX shall respond with any comments on, or approval of, such Tax Returns as soon as reasonably practicable after receipt. In the event the Parties are unable to agree on any items included in such Tax Return, then a reasonable amount of time prior to the due date for filing such Tax Return, any disputed issues shall be submitted to an independent accounting firm for a final binding resolution, the cost of which shall be shared equally by BX and Carbon HoldCo. If any dispute with respect to a Tax Return is not resolved prior to the due date for filing such Tax Return, such Tax Return shall be filed in the manner that Carbon HoldCo deems correct without prejudice to BX’s rights hereunder.

(c) To the extent permitted by law, any taxable period of any Carbon Party for any federal, state, local or foreign Tax purposes that would otherwise include but not end on the Distribution Date shall be bifurcated into two separate taxable periods, one ending on the Distribution Date and the other beginning on the day following the Distribution Date (each a “Stub Taxable Period”), and a separate Tax Return for each Stub Taxable Period shall be prepared and filed by the Party responsible for such preparation and filing pursuant to Sections 3.1, 3.2 or 3.3.

(d) All Tax Returns for which Carbon HoldCo is responsible pursuant to Section 3.2 shall be prepared in a manner consistent with past practices of BX and any of its Affiliates (including with respect to any Tax Return filed pursuant to Section 1502 of the Code), except as otherwise required by applicable law.

(e) All Tax Returns filed on or after the Distribution Date shall be prepared in a manner that is consistent with the Opinion, the Ruling, or any other rulings obtained from other Taxing Authorities in connection with the Distributions (in the absence of a Final Determination to the contrary) and shall be prepared and filed on a timely basis (including pursuant to extensions) by the Party responsible for such preparation and filing pursuant to Sections 3.1, 3.2 or 3.3.

(f) Except to the extent required by a Final Determination, no Carbon Party shall amend any Tax Return relating to a taxable period (or portion thereof) ending on or before to the Distribution Date without the written consent of BX (which consent may be withheld in its sole discretion); provided that this Section 3.4(f) shall not apply to any PJT Entity.

SECTION 3.5. Costs and Expenses of Preparation. The Party responsible for preparing any Tax Return under Sections 3.1, 3.2 or 3.3 shall be responsible for the costs and expenses associated with preparing and filing such Tax Returns.

SECTION 3.6. Carrybacks. To the extent permitted by law, each Carbon Party shall elect to forego a carryback of any net operating losses, capital losses or credits for any taxable period ending after the Distribution Date to a taxable period, or portion thereof, ending on or before the Distribution Date. Notwithstanding anything herein to the contrary, no Carbon Party shall have any right to receive the benefit of any carryback of Tax attributes created in a taxable period beginning after the Distribution Date into a Consolidated Tax Return.

SECTION 3.7. Retention of Records; Access.

(a) BX and Carbon HoldCo shall, and shall cause each of their Subsidiaries to, retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by BX or Carbon HoldCo (or their respective Subsidiaries) hereunder and for any Proceeding relating to such Tax Returns or to any Taxes payable by BX or Carbon HoldCo (or their respective Subsidiaries) hereunder.

(b) BX and Carbon HoldCo shall, and shall cause each of their Subsidiaries to, provide reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by BX or Carbon HoldCo (or their respective Subsidiaries) and for any Proceeding relating to such Tax Returns or to any Taxes payable by BX or Carbon HoldCo (or their respective Subsidiaries) and (ii) its personnel and premises, for the purpose of the preparation, review or audit of such Tax Returns, or in connection with any Proceeding, in each case, as reasonably requested by either BX or Carbon HoldCo.

(c) The obligations set forth above in Sections 3.7(a) and 3.7(b) shall continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

SECTION 3.8. Confidentiality; Ownership of Information; Privileged Information. The provisions of Article VIII of the Separation Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.

ARTICLE IV.

DISTRIBUTIONS AND RELATED TAX MATTERS

SECTION 4.1. Opinion Requirement for Major Transactions Undertaken by Carbon HoldCo During the Restricted Period.

(a) Other than pursuant to the transactions contemplated in the Separation Agreement or with respect to any Replacement Award of Carbon Class A Shares or any Retention Award of Carbon Class A Shares, Carbon HoldCo agrees that following the Effective Time and during the Restricted Period it shall not (i) merge or consolidate with or into any other entity, (ii) liquidate or partially liquidate (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code), (iii) sell or transfer or permit Carbon LP to sell or transfer all or substantially all of its assets or Carbon LP’s assets, as applicable (within the meaning of Rev. Proc. 77-37, 1977-2 C.B. 568) in a single transaction or series of related transactions, or sell or transfer any portion of its assets that would violate the “continuity of business enterprise” requirement of Treas. Reg. Section 1.368-1(d), (iv) modify the terms of its equity (including, for the avoidance of doubt, to take any action (or fail to take any action) that results in the acquisition by a holder of its equity of power to vote in the election of directors of its board), (v) redeem or otherwise repurchase any of its capital stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, (vi) cease the active conduct of its (or Little SpinCo’s) trade or business within the meaning of Section 355(b) of the Code, (vii) issue any of its equity or issue rights to acquire any of its equity, (viii) cause or permit any class of equity to become entitled to an increased vote with respect to the election of directors of its board, (ix) take any action or positions inconsistent with any representations or covenants of Carbon HoldCo that are included in any representation letter from Carbon HoldCo relating to the Opinion or (x) enter into any negotiations, agreements or arrangements with respect to transactions or events (including any transactions described in clauses (i)-(viii) (and, for this purpose, including any redemptions made pursuant to open market stock repurchase programs), stock issuances (pursuant to the exercise of options or otherwise), option grants, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, or a series of such transactions or events, but excluding the Distributions), that may cause either Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock of Carbon HoldCo in a manner that may cause Section 355(e) of the Code to apply to either Distribution (the acts listed in clauses (i)-(x) collectively, the “Prohibited Acts”).

(b) Notwithstanding Section 4.1(a), Carbon HoldCo may take any of the Prohibited Acts, subject to Section 4.2, if (x) it first obtains (at its expense) an opinion at no less than a “should level” in form and substance reasonably acceptable to BX of a nationally recognized law firm or a “big four” accounting firm reasonably acceptable to BX, which opinion may be based on usual and customary factual representations (reasonably acceptable to BX) or (y) at Carbon HoldCo’s request, BX (at the expense of Carbon HoldCo) obtains a ruling from the IRS, that such Prohibited Act or Prohibited Acts, and any transaction related thereto, should not or will not , as the case may be (a) affect (i) any of the conclusions set forth in the Opinion, (ii) the qualification of either Distribution as a reorganization within the meaning of Section 368(a)(1)(D) and tax-free distribution under Section 355 of the Code, (iii) the status of the stock of Carbon HoldCo or Little SpinCo distributed in either Distribution as qualified property pursuant to Section 355(d) or Section 355(e) of the Code, (iv) the nonrecognition of gain to a Distributing Corporation or its shareholders in either Distribution and (v) the qualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code in which no gain or loss is recognized by Carbon HoldCo, Little SpinCo or their respective shareholders or (b) cause the Measurement Percentage to exceed the Capped Percentage. Carbon HoldCo may also take any of the Prohibited Acts, subject to Section 4.2, with the consent of the BX in BX’s sole and absolute discretion. During the Restricted Period, Carbon HoldCo shall provide all information reasonably requested by BX relating to any transaction involving an acquisition (directly or indirectly) of stock of Carbon HoldCo (including as successor to Little SpinCo) within the meaning of Section 355(e) of the Code.

(c) Notwithstanding Section 4.1(a), Carbon HoldCo may (w) issue or cause to be transferred Carbon Class A Shares to holders of Carbon LP units pursuant to the Exchange Agreement or (x) cause or permit all or any portion of the voting power of any Carbon Class B Shares to become entitled to an increased vote with respect to the election of directors of Carbon HoldCo (as described in Section 4.3(A)(2) of Carbon HoldCo’s Certificate of Incorporation) (each, a “Conversion or Exchange Event”) to the extent that the Measurement Percentage (as determined by Carbon HoldCo taking into account BX’s reasonable comments as provided in this Section 4.1(c)) with respect to each Distribution would not exceed the Capped Percentage immediately after a Conversion or Exchange Event occurs; provided, however, that no later than twenty (20) days prior to any Conversion or Exchange Event (other than a Conversion or Exchange Event that Carbon HoldCo may effect pursuant to Section 4.1(b) and for which Carbon HoldCo receives an opinion or ruling pursuant to Section 4.1(b) that provides such Conversion or Exchange Event should or will, as the case may be, not result in a direct or indirect acquisition (within the meaning of Section 355(e) of the Code) of stock of Carbon HoldCo that is part of a plan (or series of related transactions) that involves the Distribution), (i) Carbon HoldCo shall provide notice to BX of such Conversion or Exchange Event, (ii) such notice shall include, with respect to both Distributions, Carbon HoldCo’s calculations of the Measurement Percentages both immediately before and immediately after such Conversion or Exchange Event occurs, the underlying factual assumptions made in making such calculations and documentary evidence reasonably satisfactory to BX corroborating such factual assumptions and (iii) Carbon HoldCo shall take into account any reasonable comments of BX (which BX shall provide no later than ten (10) days after receipt of such notice) in reaching a final determination of the Measurement Percentages. Solely for the purposes of Sections 4.1(b) and 4.1(c), the “Measurement Percentage”, with respect to each Distribution, shall equal the total percentage (by vote or value) of the stock of Carbon HoldCo (as successor to Little SpinCo in the case of the Little Spin) directly or indirectly acquired as part of a plan that includes such Distribution pursuant to which one or more Persons acquire stock in Carbon HoldCo or Little SpinCo (or Carbon HoldCo as successor to Little SpinCo) (including, for the avoidance of doubt, as a result of any Conversion or Exchange Event), it being understood that (a) the Starting Percentages shall represent the Measurement Percentages immediately following the Separation, (b) any change in the ownership of the vote or value of Carbon HoldCo caused by a transaction for which Carbon HoldCo has obtained an opinion or ruling pursuant to Section 4.1(b) that provides such transaction should or will, as the case may be, not result in a direct or indirect acquisition (within the meaning of Section 355(e) of the Code) of stock of Carbon HoldCo that is part of a plan (or series of related transactions) that involves the Distribution shall not be considered as acquired as part of such a plan, (c) any change in the ownership of the vote or value of Carbon HoldCo as a result of any Conversion or Exchange Event for which Carbon HoldCo has not obtained an opinion or ruling pursuant to Section 4.1(b) that provides such Conversion or Exchange Event should or will, as the case may be, not result in a direct or indirect acquisition (within the meaning of Section 355(e) of the Code) of stock of Carbon HoldCo that is part of a plan (or series of related transactions) that involves the Distribution shall be considered as acquired as part of such a plan, (d) the Measurement Percentages shall be calculated in a manner consistent with the methodologies reflected in the Section 355(e) Calculations and (e) the facts and circumstances as they exist at the time shall be taken into account (including the effect of any rulings received in the Ruling). This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

SECTION 4.2. Indemnification for Reorganization Taxes. If, after the Effective Time, (i) a Party or any of its Affiliates takes any action or enters into any agreement to take any action, including any of the Prohibited Acts as defined in Section 4.1(a), or (ii) if there is any direct or indirect acquisition (within the meaning of Section 355(e) of the Code) of a Distributing Corporation’s stock, Carbon HoldCo’s stock, or Little SpinCo’s stock, and as a result any Reorganization Taxes are imposed on or incurred by a Party or any of its Affiliates, then such Party (the “Breaching Party”) shall indemnify and hold harmless the other Party or Parties (the “Non-Breaching Party”) and any of their Affiliates against any such Taxes (and any related Losses) imposed upon or incurred by the Non-Breaching Party or any of its Affiliates (and any such Taxes of BX unitholders to the extent the Non-Breaching Party or any BX Subsidiary is liable with respect to such Taxes, whether to a Taxing Authority, to a unitholder or to any other person (but excluding, for the avoidance of doubt, any Tax distributions BX unitholders may be entitled to receive from BX as a result of such Reorganization Taxes)) as a result, unless such Taxes would, in any event, have been imposed upon or incurred by the Non-Breaching Party or any or its Affiliates without regard to such actions, breaches or events, as determined at such time; provided, however, that Carbon Holdco and its Affiliates shall not be required to indemnify BX or its Affiliates pursuant to this Section 4.2 for any Taxes described in clause (i) of the definition of Reorganization Taxes that would not have been imposed but for the IRS or any other Taxing Authority successfully asserting that, immediately before the Acquisition, (i) (a) the total percentage (by vote or value) of the stock of Carbon HoldCo directly or indirectly acquired as part of a plan that includes the Big Spin pursuant to which one or more Persons acquire stock in Carbon HoldCo, exceeded (b) the Starting Percentage for the Big Spin or (ii) (x) the total percentage (by vote or value) of the stock of Carbon HoldCo (as successor to Little SpinCo) directly or indirectly acquired as part of a plan that includes the Little Spin pursuant to which one or more Persons acquire stock in Little SpinCo (or Carbon HoldCo as successor to Little SpinCo), exceeded (y) the Starting Percentage for the Little Spin. The Non-Breaching Party and any of its Affiliates shall be indemnified and held harmless under this Section 4.2 without regard to whether an opinion or ruling pertaining to the action pursuant to Section 4.1(b) was obtained, whether the Non-Breaching Party gave its consent to such action pursuant to Section 4.1(b) or otherwise or whether Carbon HoldCo was otherwise permitted to take such action pursuant to Section 4.1.

SECTION 4.3. Refund of Amounts. Should a Party or any of its Affiliates receive a refund in respect of any Taxes for which such Party was indemnified by the other Party pursuant to this Article IV, or should any such amounts that would otherwise be refundable to such Party or any of its Affiliates be applied or credited by the Taxing Authority to obligations of such Party or any of its Affiliates unrelated to such Taxes, then such Party shall, promptly following receipt (or notification of credit), remit such refund or an amount equal to such credit (including any statutory interest that is included in such refund or credited amount) to the other Party, net of any Taxes and expenses incurred in connection with the receipt thereof.

SECTION 4.4. Protective Section 336(e) Elections.

(a) For Carbon HoldCo. Holdings I/II GP and Carbon HoldCo shall make a protective election under Section 336(e) of the Code (and any similar election under state or local law) with respect to the Big Spin in accordance with Treas. Reg. Section 1.336-2(h) and (j) (and any applicable provisions under state and local law) and shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 4.4(a) is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the Big Spin.

(b) For Little SpinCo. StoneCo IV and Carbon HoldCo (as successor to Little SpinCo) shall make a protective election under Section 336(e) of the Code (and any similar election under state or local law) with respect to the Little Spin in accordance with Treas. Reg. Section 1.336-2(h) and (j) (and any applicable provisions under state and local law) and shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 4.4(b) is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the Little Spin.

ARTICLE V.

MISCELLANEOUS

SECTION 5.1. Tax Sharing Agreements. Any benefit or liability resulting from any Tax sharing, indemnification or similar agreements, written or unwritten, as between any of the Parties or their respective Subsidiaries, on the one hand, and any other third party, on the other hand (other than the Separation Agreement, this Agreement or any other Ancillary Agreement) (“Tax Sharing Agreements”), shall remain the benefit or liability of such Party or its respective Subsidiary; provided, however, that the Party responsible under this Agreement for any Taxes shall be responsible for any related liability in respect of such Taxes under any Tax Sharing Agreement, and be entitled to any related benefit in respect of such Taxes under any Tax Sharing Agreement. No Party shall be entitled to indemnification under this Agreement in respect of Taxes to the extent such Party or one of its Subsidiaries is indemnified under any Tax Sharing Agreement, and the Parties shall (and shall cause their Subsidiaries to) use commercially reasonable efforts to pursue any indemnification rights under any Tax Sharing Agreement if such indemnification would reduce the other Party’s responsibility for such Taxes under this Agreement.

SECTION 5.2. Complete Agreement; Construction. This Agreement, including any Exhibits, the other Ancillary Agreements, the Separation Agreement and the Transaction Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior negotiations, commitments, course of dealings and writings with respect to such subject matter. Except as expressly set forth in any other Ancillary Agreement, the Separation Agreement or the Transaction Agreement: (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement; and (b) for the avoidance of doubt, in the event of any conflict between any other Ancillary Agreement, the Separation Agreement or the Transaction Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.

SECTION 5.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

SECTION 5.4. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with the terms of this Agreement.

SECTION 5.5. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile or e-mail (and confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:

To any member of the Blackstone Group:

The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Attn: Michael Chae, John Finley

Facsimile: (212) 583-5749

E-mail: Chae@Blackstone.com; John.Finley@Blackstone.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Josh Bonnie; Eric Swedenburg

Facsimile: (212) 455-2502

Email: jbonnie@stblaw.com; eswedenburg@stblaw.com.

To any member of the Carbon Group:

To any Seller Party:

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 5.5. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or delivery by e-mail (if confirmed) or facsimile (if delivery confirmation is received), or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

SECTION 5.6. Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

SECTION 5.7. Amendments.

(a) This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of BX, Blackstone Holdings, Carbon HoldCo, Carbon LP and the Founder (on behalf of himself, the PJT Entities and the other Seller Parties); provided, however, that this Agreement may not be amended in any manner that would adversely and disproportionately affect any Seller Party in any material respect (as compared to any other Seller Party) except by an instrument in writing signed and delivered on behalf of such Seller Party.

(b) At any time prior to the Effective Time, any Party hereto which is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other Parties and (ii) waive compliance with any of the agreements of any other Party or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only with respect to the Party agreeing to such extension or waiver and only if set forth in an instrument in writing signed and delivered on behalf of such Party.

SECTION 5.8. Assignment. This Agreement shall not be assigned by any Party hereto without the prior written consent of the other Parties. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

SECTION 5.9. Certain Termination and Amendment Rights. This Agreement may not be terminated except (x) to the extent the Transaction Agreement has been terminated according to its terms, in which case this Agreement shall automatically terminate and be of no further force and effect or (y) after the Distribution Date, by written consent of each of the Parties.

SECTION 5.10. Subsidiaries. BX shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the Blackstone Group. Carbon HoldCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the Carbon Group.

SECTION 5.11. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, obligation, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 5.12. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 5.13. Exhibits. Any Exhibits shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits constitutes an admission of any liability or obligation of any member of the Carbon Group or Blackstone Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Carbon Group or Blackstone Group or any of their respective Affiliates.

SECTION 5.14. Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.

SECTION 5.15. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 5.16. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, or any other Ancillary Agreement or the Separation Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.

SECTION 5.17. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

SECTION 5.18. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE BLACKSTONE GROUP, L.P.

By:
Name:
Title:

BLACKSTONE HOLDINGS I/II GP INC.

By:
Name:
Title:

STONECO IV CORPORATION

By:
Name:
Title:

PJT PARTNERS INC.

By:
Name:
Title:

PJT PARTNERS HOLDINGS L.P.

By:
Name:
Title:

[Remainder of page intentionally left blank]

By:
Name:
Title:

PJT CAPITAL LP

By:
Name:
Title:

PJT MANAGEMENT, LLC

By:
Name:
Title:

SELLER PARTY

By:
Name: